                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                             CROWN ANDERSEN, INC.
             -----------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             CROWN ANDERSEN, INC.
             -----------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

--------
*Set forth the amount on which the filing is calculated and state how it was determined.


[X] Fee Paid with Preliminary Materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                              CROWN ANDERSEN INC.
                              306 DIVIDEND DRIVE
                        PEACHTREE CITY, GEORGIA  30269


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 21, 1996


     NOTICE HEREBY IS GIVEN that the 1996 Annual Meeting of Stockholders of Crown Andersen Inc. (the "Company") will be held at the headquarters of the Company, 306 Dividend Drive, Peachtree City, Georgia, on
Wednesday, February 21, 1996, at 10:00 a.m., local time, for the purposes of considering and voting upon:

     (1) A proposal to elect six directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.

     (2) A proposal to ratify the appointment of BDO Seidman, LLP as independent accountants of the Company for the fiscal year ending September 30, 1996.

     (3) A proposal to amend the Certificate of Incorporation of the Company.

     (4) Such other business as properly may come before the Annual Meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

     Information relating to the above matters is set forth in the attached Proxy Statement. Stockholders of record at the close of business on January 5, 1996 are entitled to receive notice of and to vote at the Annual Meeting and any adjournments thereof.

                              By Order of the Board of Directors.



                              RANDALL H. MORGAN
                              Secretary



Peachtree City, Georgia
January 8, 1996

PLEASE READ THE ATTACHED PROXY STATEMENT AND THEN PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOU CAN SPARE YOUR COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION BY RETURNING YOUR PROXY CARD PROMPTLY.

                              CROWN ANDERSEN INC.
                              306 DIVIDEND DRIVE
                        PEACHTREE CITY, GEORGIA  30269

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD FEBRUARY 21, 1996

     This Proxy Statement is furnished to the stockholders of Crown Andersen Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1996 Annual Meeting of Stockholders (the "Annual Meeting") and at any adjournments thereof. The Annual Meeting will be held on Wednesday, February 21, 1996 at the headquarters of the Company, 306 Dividend Drive, Peachtree City, Georgia, 30269 at 10:00 a.m., local time.

     The approximate date on which this Proxy Statement and the accompanying proxy card are first being sent or given to stockholders is January 8, 1996.

                              VOTING

GENERAL

     The securities which can be voted at the Annual Meeting consist of Common Stock of the Company, $.10 par value per share, with each share entitling its owner to one vote on each matter submitted to the stockholders. The record date for determining the holders of Common Stock who are entitled to notice of and to vote at the Annual Meeting is January 5, 1996. On the record date, 1,561,635 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED


     The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock of the Company is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of the holders of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to elect directors, and the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of independent accountants and the proposal to amend the Certificate of Incorporation of the Company. These matters are described in the following sections of this Proxy Statement.

VOTING BY PROXY

     In voting by proxy with regard to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Stockholders should specify their choices on the accompanying proxy card. All properly executed proxy cards delivered by stockholders to the Company and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS AND TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT ACCOUNTANTS. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date or by voting in person at the Annual Meeting.

     In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Brokerage firms, nominees, custodians and fiduciaries also may be requested to forward proxy materials to the beneficial owners of shares held of record by them. All expenses incurred in connection with the solicitation of proxies will be borne by the Company.

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of January 1, 1996 (except as otherwise noted) regarding the ownership of the Company's Common Stock by each person known to the Company to be the beneficial owner of more than 5% of the Company's Common Stock and by all directors and officers of the Company as a group.


                               SHARES BENEFICIALLY
           NAME                     OWNED (1)         PERCENT OF CLASS
     ----------------------    -------------------    ----------------

     Jack D. Brady                  118,254(2)              7.04%
     306 Dividend Drive
     Peachtree City, Ga. 30269

     All directors and officers     171,244(3)             10.20%
     as a group (8 persons)

------------
(1) The stock ownership information shown has been furnished to the Company by the named persons. Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission regulations and includes shares of the Company's Common Stock which may be acquired within 60 days upon the exercise of outstanding stock options and warrants. Except as otherwise stated in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as owned by such persons.

(2) Jack D. Brady is Chairman of the Board and Chief Executive
    Officer of the Company. See "Election of Directors-Nominees." The shares shown include 88,982 shares owned jointly by Mr. Brady and his wife, 2,000 shares held by Mr. Brady's wife in an Individual Retirement Account, 3,636 shares held by Mr. Brady as custodian for their sons; 3,636 shares held by Mr. Brady's wife as custodian for their sons; and 19,000 shares which may be acquired by Mr. Brady upon the exercise of outstanding stock options.

(3) The shares shown include 58,288 shares which may be acquired upon the exercise of outstanding stock options and warrants. See Note
    (3) above and Notes (2) and (4) on page 6.

                             ELECTION OF DIRECTORS

NOMINEES

  Pursuant to the Bylaws, the authorized number of directors of the Company has been set at nine. The Board of Directors has nominated the six persons named below to serve as directors until the next Annual Meeting of Stockholders or until their earlier death, resignation or removal from office. Each of the six nominees is presently a member of the Board of Directors and has consented to serve another term as a director if re-elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

  With regard to the three unfilled director positions, the Company's Bylaws and Delaware law (under which the Company is organized) provide that these positions may be filled by the affirmative vote of a majority of the Company's directors for a term of office continuing until the next election of directors by the stockholders and until the election and qualification of the successors. The Board has not selected any candidates for these positions, but may do so prior to the 1996 Annual Meeting. Proxy cards for the 1996 Annual Meeting may not be voted for more than six nominees.

  THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE SIX NOMINEES LISTED BELOW AS DIRECTORS OF THE COMPANY.

  The following table sets forth certain information as of January 1, 1996 about each of the nominees.

                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
NAME AND AGE            INFORMATION ABOUT NOMINEES             (PERCENT OF CLASS)(1)
----------------------  -------------------------------------  ---------------------

Richard A. Beauchamp    Director of the Company since 1985;             8,000(2)
(55)                    President of C.M.S. Transportation                (*)
                        Services Inc. since 1987; Chairman of
                        the Board and Chief Executive Officer
                        of Specialized Hauling, Inc. from 1987
                        until 1988; President of Chattahoochee
                        Outdoor Center (concessions for National
                        Park Service) from 1985 until 1991;
                        President and Director of RTC Transpor-
                        tation Inc. from 1966 until 1986; and
                        Director of Andersen 2000 Inc., a wholly-
                        owned subsidiary of the Company (Andersen),
                        from 1978 until 1986.

    Jack D. Brady       Chairman of the Board and Chief               118,254(3)(4)
    (52)                Executive Officer of the Company                (7.04%)
                        since 1985; Chairman  of the Board
                        of Andersen since 1984; President
                        and Treasurer of Andersen since
                        1978; Executive Vice President of
                        Andersen from 1975 until 1978;
                        Director of Andersen since 1975;
                        Director of Montair Andersen b.v.
                        ("Montair Andersen"), Andersen's
                        Dutch subsidiary, since 1984.

                                                                     SHARES OF COMMON STOCK
                                                                      BENEFICIALLY OWNED
NAME AND AGE         INFORMATION ABOUT NOMINEES                      (PERCENT OF CLASS)(1)
-------------------  -------------------------------------------  ----------------------------

J. Don Brock         Director of the Company since                           6,000(2)
(57)                 1990; and Chairman of the Board,                          (*)
                     President and Chief Executive Officer
                     of Astec Industries, Inc. (manufacturer
                     of road construction machinery and com-
                     bustion and thermal waste processing
                     systems) since 1972.

Robert Dressler      Director of the Company since 1985;                     6,300(2)
(70)                 Senior Vice President-Corporate                           (*)
                     Finance of Raymond James & Assoc-
                     iates, Inc. (investment bankers) since
                     1987; President and Chief Executive
                     Officer of Crown Industries, Inc.
                     (building products manufacturer) from
                     1973 until 1987; and Director of Crown
                     Industries from 1973 until 1986.

Jack C. Hendricks    Vice Chairman of the Board and Director                11,000(2)
(60)                 of the Company since December 1994;                       (*)
                     President and Director of the Company since
                     from 1985 to 1994; Chairman of the Board
                     of Crown since 1986; President of Crown
                     since 1981; Vice President of Crown from
                     1976 until 1981; Director of Crown since
                     1984; Director of Andersen since 1986;
                     Director and Executive Vice President of
                     Roanoke Industries, Inc., a wholly-owned
                     subsidiary of Crown, since September 1991;
                     Vice President of Struthers from 1990 until
                     1992; and Director of Struthers from 1987
                     until 1992.

M. Timothy Yonker    Director of the Company since 1985;                    12,000(2)
(53)                 President, Chief Executive Officer                        (*)
                     and Director of Portec Corp. (manufac-
                     turer of materials handling equipment
                     since 1988; and Vice President and General
                     Manager of the Drive Division of P.T. Com-
                     ponents, Inc. (manufacturer of large gear boxes)
                     from 1981 until 1988.

_______________

 *  Less than 1%.
(1) See Note (1) on page 2 hereof.
(2) Mr. Beauchamp and Mr. Yonker each holds vested warrants for the purchase of 8,000 shares of Common Stock of the Company, Mr. Dressler holds vested warrants for the purchase of 5,688 shares of Common Stock of the Company, Mr. Brock holds vested warrants for the purchase of 6,000 shares of Common Stock of the Company, and Mr. Hendricks holds vested warrants for the purchase of 1,000 shares of Common Stock of the Company, under the 1985 Directors Stock Warrant Plan. See "Director Compensation-1985 Directors Stock Warrant Plan" below.
(3) See Note (3) on page 2 hereof.
(4) Under the 1985 Incentive Stock Option Plan, Mr. Brady holds options for the purchase of 18,000 shares of Common Stock of the Company.
    See "Executive Compensation-1985 Incentive Stock Option Plan" below.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

    The Board of Directors conducts its business through meetings of the Board and through its committees. In accordance with the Bylaws of the Company, the Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee, a Warrant Committee and an Option Committee.

    The Executive Committee, during intervals between meetings of the Board, may exercise the powers of the Board of Directors except with regard to a limited number of matters which include amending the Certificate of Incorporation or Bylaws of the Company and approving or recommending to the stockholders of the Company a merger or consolidation of the Company, a sale, lease or exchange of all or substantially all of the assets of the Company or the dissolution of the Company. All actions of the Executive Committee are submitted to the full Board for review and ratification. The Executive Committee is composed of Messrs. Brady, Dressler, and Hendricks.

    The Audit Committee reviews the audit plan with the Company's independent accountants, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent accountants and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent accountants; reviews the independence of the independent accountants; and reviews the range of the independent accountants' audit and non-audit fees. The Audit Committee is composed of Messrs. Beauchamp, Dressler and Yonker.

    The Compensation Committee is responsible for administering the Company's employee benefit plans (other than stock option and stock warrant plans), setting the compensation of the Chairman of the Board and the division Presidents, reviewing the criteria that form the basis for management's officer and employee compensation recommendations and reviewing management's recommendations in this regard. The Compensation Committee is composed of Messrs. Beauchamp, Brock and Hendricks.

    The Warrant Committee is responsible for administering the Company's 1985 Directors Stock Warrant Plan and is composed of Mr. Brady (the only inside director).

    The Option Committee is responsible for administering the Company's 1985 Incentive Stock Option Plan and is composed of Messrs. Beauchamp, Brock and Yonker.

    The Board of Directors as a whole functions as a nominating committee to propose nominees for director to the Board of Directors. The Board of Directors will consider nominees recommended by stockholders, although it has not actively solicited recommendations from stockholders for nominees nor has it established any procedures for this purpose other than as set forth in the Bylaws. See "Stockholder Proposals for 1996 Annual Meeting" below.

    During the fiscal year ended September 30, 1995, the Board of Directors met three times, and the Audit, Executive, Compensation, Option and Warrant Committees each met one time. Each director attended all meetings of the Board of Directors and the committees on which he served, except for Mr. Beauchamp and Mr. Dressler, who attended two meetings.

DIRECTOR COMPENSATION

    DIRECTOR FEES. Through December 31, 1991, non-employee directors were paid $1,200, and employee directors were paid $850, for each day of attendance at meetings of the full Board of Directors. Effective January 1, 1992, the payments to non-employee directors were increased to $1,500 for each day of attendance at meetings of the full Board. The payments to employee directors were not changed. Effective January 1, 1995, the payments to non-employee directors were increased to $2,000 for each day of attendance at meetings of the full Board plus $500 per hour for any special work requested by Crown Andersen management beyond normal meetings. Fees for employee directors were increased to $1,000 for each day of attendance at meetings of the full Board. Directors also are reimbursed for travel expenses incurred in attending meetings. Effective January 1, 1996, the payment to non-employee directors was increased to $2,500 for each day of attendance at meetings by the full Board.

    DEFERRED COMPENSATION PLAN FOR DIRECTORS. The Deferred Compensation Plan for Directors (the "Deferred Compensation Plan") was established by the Board of Directors of the Company effective August 6, 1990. The Deferred Compensation Plan is administered by a committee of officers of the Company appointed by the Board of Directors.

    The purpose of the Deferred Compensation Plan is to permit all director fees otherwise payable to participating directors for service on
the Board of Directors to be deferred.   All directors of the Company are
eligible to participate in the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan are invested in accordance with a "phantom stock program." Under the phantom stock program, the deferred fees are treated as if applied to purchase shares of Common Stock of the Company. A bookkeeping account is established for each participant and is credited, as of the first business day following each meeting for which director fees are earned, with a number of "stock units" equal to the number of shares of Common Stock that could have been purchased with the fees on the last business day prior to the date of the meeting.

    The number of stock units credited to the participant's account is adjusted periodically to account for stock dividends, stock splits and other events affecting the number of outstanding shares, as if the stock units were actual shares of Common Stock of the Company. In addition, if cash dividends are paid with respect to the Company's Common Stock, the number of stock units credited to a participant's account will be increased as though a corresponding dividend was paid with respect to his stock units and the dividend was used to purchase additional stock units.

    A participant will receive payment of his benefit under the Deferred Compensation Plan in a single lump-sum distribution of cash. At the commencement of participation in the Deferred Compensation Plan, each participant elects to receive his distribution on the date he reaches age 65 or at a later specified age; on the date he leaves the Board; the earlier of the foregoing occurrences; or the later of the foregoing occurrences. If a participant dies before receiving payment of his benefit under the Deferred Compensation Plan, payment will be made in a single lump-sum payment to his beneficiary as soon as practicable after the date of the participant's death. Under certain limited circumstances, a participant may be permitted to make a financial hardship withdrawal from his account.

    A director will receive a cash distribution equal to the greater of
(i) the value of the stock units credited to his account on the date of valuation or (ii) the total amount of fees deferred under the Deferred Compensation Plan plus interest accrued at an annual compounded rate of 8% from the dates of deferral through the date of valuation. The date of valuation is the date that precedes the distribution date by five business days. Stock units under the Deferred Compensation Plan are valued on the basis of the average of the closing bid and closing asked prices of the Company's Common Stock as reflected in the NASDAQ National Market System on the last business day that immediately precedes the date of valuation.

    During the fiscal year ended September 30, 1995, Messrs. Yonker and Hendricks, as non-employee directors, each deferred director fees of $5,500, which resulted in a credit of 767 stock units to each of their accounts at a value of $7.17 per stock unit. Messrs. Beauchamp and Dressler (also non-employee directors) each deferred directors fees of $3,500, which resulted in a credit of 460 stock units to each of their accounts at a value of $7.60 per stock unit. Mr. Brady, an employee director, deferred director fees of $2,850, which resulted in a credit of 400 stock units to his account at a value of $7.12 per stock unit.
During the fiscal year ended September 30, 1994, Messrs. Beauchamp, Dressler and Yonker each deferred directors fees of $4,500, which resulted in a credit of 712 stock units to each of their accounts at a value of $6.32 per stock unit, and Messrs. Brady and Hendricks each deferred directors fees of $2,550, which resulted in a credit of 404 stock units to each of their accounts at a value of $6.32 per stock unit.

    1985 DIRECTORS STOCK WARRANT PLAN. The Company's 1985 Directors Stock Warrant Plan (the "Warrant Plan") was approved by the stockholders of Andersen and Crown on January 28, 1986 and became effective on January 31, 1986 when the Company acquired all of the outstanding stock of Andersen and Crown. The Warrant Plan was amended at the 1992 Annual Meeting by the shareholders to increase the number of shares set aside for the Plan and to increase the number of warrants which could be granted to each eligible director. The Warrant Plan is administered by the Warrant Committee of the Board of Directors.

    The purpose of the Warrant Plan is to provide additional incentive to those members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries by encouraging them to acquire stock ownership in the Company, thus giving them a proprietary interest in the Company's business and providing them with a personal interest in the Company's continued success and progress. There are currently four non-employee directors of the Company, and all of them participate in the Warrant Plan.

    Subject to the anti-dilution provisions of the Warrant Plan, the aggregate number of shares of Common Stock of the Company for which warrants may be sold under the amended Warrant Plan is 50,000 shares, and each eligible director may acquire warrants for the purchase of a maximum of 10,000 shares. The purchase price of the warrants is the fair market value of the warrants on the date of purchase as determined by the Board of Directors. Warrants sold to each director vest over a period of up to five years at the rate of 1,000 warrants per year. The exercise price per share is equal to the fair market value of a share of Common Stock of the Company on the date of purchase of the warrants ($21.25 per share on January 10, 1992). Payment for stock acquired upon the exercise of warrants must be made in full at the time the warrant is exercised and may be made in cash or in shares of Common Stock of the Company. No warrants may be issued or purchased under the amended Warrant Plan after January 31, 2003.

    Warrants are not transferable except by will or the laws of descent and distribution. If the holder of a warrant ceases to be a director of the Company due to death or legal incapacity, the warrants may be exercised by the executors or administrators of the holder's estate, by the holder's heirs or by the holder's legal guardian, as applicable, at any time within one year after the date of death or declaration of incapacity of the holder. If the holder of a warrant ceases to be a director of the Company for any reason other than death or legal incapacity, the Company is required to repurchase all unexercised warrants of such holder within 60 days of the termination of the directorship if so requested by the holder. The repurchase price per warrant is equal generally to the purchase price per warrant paid by such director for such warrants plus interest thereon at the rate of 8% per year. If no request for repurchase is made, the warrants will expire at the end of such 60 day period. The shares of stock subject to warrants held by former directors which are either repurchased by the Company or expire after 60 days may again become issuable upon the exercise of any additional warrants granted by the Company to any new non-employee directors.

    The Board of Directors may amend or terminate the Warrant Plan at any time, except that no such amendment or termination may affect the rights of holders of outstanding warrants without their consent.

    Neither the Company nor the director will have any federal income tax consequences upon the issuance and purchase of warrants. Generally, when a director exercises warrants, the director recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the total of the warrant exercise price paid for such shares and the purchase price paid for the portion of the warrant being exercised. For the Company's tax year in which ends the calendar year in which the director exercises warrants, the Company will have a deduction in the same amount as the ordinary income recognized by the director. If a director exercises warrants by paying the exercise price with previously acquired Common Stock, the director will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of old shares tendered (in payment of the exercise price) will be considered to have been exchanged in accordance with Section 1036 of the Internal Revenue Code of 1986, as amended (the "Code"), and the rulings thereunder, and no gain or loss will be recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the director will recognize income on those new shares equal to their fair market value on the date of exercise less any actual consideration tendered.

    On January 31, 1986, warrants for the purchase of 5,000 shares of Common Stock were purchased by each of the five then-eligible directors (including Messrs. Beauchamp, Dressler and Yonker). These warrants are exercisable in accordance with a vesting schedule which provides, with respect to each of these participants, for the vesting of warrants for 1,000 shares on December 31, 1986 and on each December 31 thereafter through 1990. On December 11, 1990, Mr. Brock, as a newly elected non-employee director, also purchased warrants for 5,000 shares of Common Stock, 1,000 of which vested on each of December 31, 1990 and December 31, 1991, and 1,000 of which will vest on each December 31 thereafter through 1994. The exercise price of all of these warrants is $7.1375 per share. On November 1, 1991, Mr.Dressler exercised warrants for 2,312 shares of Common Stock and paid the exercise price by delivery of 1,000 shares of Common Stock owned by him. The net value of the transaction to Mr. Dressler (market value of shares received less exercise price (i.e., market value of shares surrendered)) was $21,648.

     On December 17, 1992, additional warrants for the purchase of 5,000 shares of Common Stock were purchased by each of the four eligible directors (Messrs. Beauchamp, Brock, Dressler and Yonker). These warrants are exercisable in accordance with a vesting schedule which provides, with respect to each of these participants, for the vesting of warrants for 1,000 shares on December 31, 1993 and on each December 31 thereafter through 1997. The exercise price of all of these warrants is $12.125 per share.

    On December 19, 1994, Jack C. Hendricks purchased warrants for 5,000 shares of Common Stock. These warrants vest at the rate of 1,000 per year commencing on December 31, 1995 and on each December 31 thereafter through 1999. The exercise price of these warrants is $7.25 per share.

    The maximum aggregate number of shares of Common Stock which may be issued to each eligible director under the Warrant Plan is currently 10,000. A total of 50,000 shares have been set aside for this purpose following stockholder approval of an additional 25,000 shares at the 1992 Annual Meeting.

EXECUTIVE COMPENSATION

    GENERAL. The following table sets forth the total annual compensation paid or accrued by the Company to or for the account of each of the executive officers of the Company whose total cash compensation for the fiscal year ended September 30, 1995 exceeded $100,000.


                           SUMMARY COMPENSATION TABLE
                           --------------------------

                                                                 LONG-TERM COMPENSATION
                                                                ------------------------
                                  ANNUAL COMPENSATION               AWARDS      PAYOUTS
                         -------------------------------------  --------------  --------
                                                      OTHER     (# OF SHARES)     LTIP      ALL
NAME AND                                             ANNUAL      RESTRICTED     PAYOUTS    OTHER
PRINCIPAL POSITION       YEAR  SALARY $   BONUS $    COMP. $    STOCK AWARDS       $       COMP
-----------------------  ----  --------  ---------   -------    ------------    -------    -----
Jack D. Brady
Chairman of the Board
 and Chief Executive
 Officer of the Compa-   1995   135,000    26,400     10,293         0             0        -
 ny; Chairman of the     1994   135,000    31,637      9,359         0             0        -
 Board of Andersen       1993   135,000    15,187      9,065         0             0        -


NOTES:

BONUS - This column includes bonuses paid to all recipients in accordance with a Plan administered by the Compensation Committee of the Board of Directors which provides incentives based on financial performance, including cash flow, profitability, return on capital employed and growth of the various operating units, and Company contributions to a 401(k) Savings Plan.

OTHER ANNUAL COMPENSATION - Includes directors fees, value of Company provided automobiles, and life insurance premiums for Mr. Brady.

RESTRICTED STOCK AWARDS - The Company does not have a plan for granting Restricted Stock Awards.

LTIP PAYOUTS - None paid.  No plan in place.

    OPTIONS. The following table sets forth the details of options granted to the individuals listed in the Summary Table during fiscal year 1995. The second table in this section shows value of unexercised options.


                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

Aggregated Option/SAR Exercises In Last Fiscal Year And Fy-End Option/SAR Value
-------------------------------------------------------------------------------

                                                                        VALUE OF
                                                     NUMBER OF UN-     UNEXERCISED
                                                     EXERCISED OP-    IN THE MONEY
                                                     TIONS/SARS AT    OPTIONS/SARS
                                                    FY END-# SHARES    AT FY END-$
                                                    ---------------   ---------------
                 SHARES ACQUIRED                    EXERCISABLE/      EXERCISABLE
NAME             ON EXERCISE      VALUE REALIZED $  UNEXERCISABLE     UNEXERCISABLE
---------------  ---------------  ----------------  ---------------   ---------------
Jack D. Brady           0                 0           19,000/0           $0/0

    All options held by the named individuals were exercisable at September 30, 1995 (option prices exceeded market prices at September 30, 1995).

    EMPLOYMENT AGREEMENTS. On October 1, 1987, Mr. Brady entered into an employment agreement with Andersen for a term of five years expiring on September 30, 1992. Mr. Brady's agreement provided for a salary of $95,000 per year, subject to increase on October 1st of each year during the term of the agreement in the event that the Company's consolidated after-tax earnings for the immediately preceding fiscal year met or exceeded a specified level. In such event, the employee's annual salary was to be increased to 105% of the annual salary that was in effect immediately prior to the increase. The after-tax earnings thresholds for the fiscal years ended or ending September 30, 1990 and 1991 were $1,400,000 and $1,600,000, respectively. On December 10, 1990, the
Board of Directors, acting in its discretion, amended the employment agreement, effective as of October 1, 1990, to increase Mr. Brady's base salary to $106,400 per year, which reflected the adjustments to the salary of Mr. Brady based on the Company's consolidated after-tax earnings for fiscal 1990. The agreement also provided that Andersen should furnish the employee with a car for business use and should pay the reasonable costs for the employee to join and remain a member of a country club or social club. The employee also was entitled under his agreement to participate in one of the Company's incentive stock option programs which are described below. The agreement provided further that (i) in the event employment was terminated by the employer at any time during the term of the agreement for any reason other than an act of disobedience, dishonesty, disloyalty or insubordination against the employer by the employee or (ii) in the event the employee elected to terminate his employment, or had his employment terminated, in connection with certain dissolutions or transfers of ownership of the employer, then the employer should pay the employee a lump sum equal to twice the annual salary in effect at the time of termination. A new employment agreement effective October 1, 1992 was entered into by Mr. Brady. Mr. Brady's 5-year agreement provides for a base salary of $135,000 and annual increases of 5% if the consolidated net earnings of the Company reach the levels of $1.7 million, $1.9 million, $2.0 million and $2.2 million during the years 1993 through 1996, respectively. The agreement contains conditions similar to those stated above except that it does not provide for any incentive stock option program participation unless separately acted upon by the Board of Directors.

    COMPENSATION COMMITTEE REPORT.

    The Compensation Committee is composed of Messrs. J. Don Brock, who currently is chief executive officer of a public corporation in the United States, Jack C. Hendricks, who is a retired president of the Company, and Mr. Richard A. Beauchamp, who is currently chief executive officer of a private corporation in the United States. The Committee has access to national compensation surveys and regional compensation information on executives in companies both larger and smaller than the Company. Furthermore, the Company is one of 50 "high tech" public companies in the Atlanta, Georgia area which is annually surveyed for executive compensation by the Georgia Institute of Technology and the Atlanta Business Chronicle. All of these sources are used by the Committee in reviewing compensation. Once each year since the

Committee's existence, the Committee has reviewed total compensation for the executive officer named in this Proxy Statement. The Committee established a long-term employment contract for this individual and the resultant contract is discussed in the preceding section. This executive was paid compensation which generally ranked him among the lower 30% of executives in similar positions for corporations of similar size to the Company. The Compensation Committee then structured cash bonus programs annually for this individual which were tied to key financial performance indicators, including return on capital employed, cash management, profitability, and earnings growth. The cash bonus allowed this individual to increase his compensation to much more competitive levels with others with similar responsibility in other public companies, but only if favorable financial results are achieved. The Board of Directors also asked the Committee to review total annual compensation of Mr. Ton Wagemans (managing director of Montair Andersen b.v.), Mr. Gregory Kenith (president of Andersen 2000 Inc.), and Mr. Milton Emmanuelli (chief financial officer of the Company), in addition to Mr. Brady, each year. The Committee agreed to do so annually and started this additional review at the end of fiscal 1995. These three additional individuals were also given an incentive bonus plan, similar to Mr. Brady.

    For fiscal 1995, Mr. Brady's available bonus portion of his compensation was based on 100% weighting of consolidated results for the Company. Mr. Wagemans' bonus was based on 5% consolidated results and 95% Montair Andersen b.v. results. Mr. Kenith's bonus was based on 5% consolidated results and 95% Andersen 2000 Inc. results. Mr. Emmanuelli's bonus was based on 70% consolidated results, 20% Andersen 2000 Inc. and 10% Montair Andersen b.v. results. The target performance levels for the various subsidiaries and consolidated operations ranged from 6.8% to 13% cash flow as a percentage of capital employed, 8.5% to 20% return on capital employed (after tax), 6% to 15% pre-tax income as a percentage of revenues, and 10% to 50% net income growth from fiscal 1994. These targets were weighted differently for each of the individuals, depending upon what areas the Compensation Committee determined needed specific management attention at each of the operations. The maximum bonus achievable for any of the individuals was $60,000 and the minimum was zero. The targets were considered by the Committee to be achievable, but to require above average performance from each of the individuals included in the plan. The targets have been adjusted annually by the Committee, as have the weightings for the participants. Mr. Brady earned $26,400 in bonus under the 1995 plan, Mr. Kenith $11,520 in bonus, Mr. Wagemans earned 12,975 Dutch guilders in bonus, and Mr. Emmanuelli earned $11,670 in bonus.

    In addition, Mr. Brady is a substantial shareholder in the Company and was thus motivated to act on behalf of all shareholders to optimize overall Company performance. In the Committee's opinion, Mr. Brady and the three other named officers were properly compensated in 1995 when compared with all others in similar positions in companies of the same size. They were not overcompensated and never have been during the Committee's tenure. A substantial portion of their income has always been dependent on the Company's financial performance.



    Two Committee members (Mr. Brock and Mr. Beauchamp) are not current or former officers of the Company or any of its subsidiaries and one member (Mr. Hendricks) is the retired president of the Company.

    Compensation Committee: J. Don Brock, Chairman; Jack C. Hendricks, Richard
A. Beauchamp.

December 21, 1995

    COMMON STOCK PERFORMANCE: As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance for the Company with stock performance of appropriate similar companies. The Company's common stock is traded over-the-counter in the NASDAQ system. NASDAQ furnishes the Company with a "Peer Company" performance comparison on a quarterly basis. The peer companies are Crown Andersen, BHA Group Inc. - a supplier of baghouse accessories, Farr Company - a filter supplier, Ogden Corp. - an operator of waste-to-energy plants, Osmonics - a water treatment company, Peerless Manufacturing - a supplier of oil-gas separators, and Rollins - a hazardous waste management company. The six companies that form the "peer group" index were selected because they represent a cross section of companies engaged in closely related, but different "segments" within the environmental industry, as indicated below:

BHA - Supplier of replacement parts to our industries (good indicator of general health of our industries).

Farr - A competitor in the air pollution control industry, but also involved in process air filtration, which the Company does not compete in. A good indicator of how the overall air pollution control industry is performing.

Ogden - Municipal waste-to-energy plant constructor and operator which uses our systems in its plants. This was projected as one of the faster growth areas in our industry, so Ogden should be a good indicator of demand for our products. A much larger company than Crown Andersen.

Rollins - Operator of hazardous waste incineration plants which use our indication and air pollution control equipment. Much larger company than Crown, but representative of how our customers are performing.

Osmonics - Primarily drinking water treatment, which historically performs somewhat differently from waste processing but uses similar technology. This company was selected because it has previously outperformed the remainder of our industry.

Peerless - Air pollution control - closely related to our air pollution control product lines - similar company size. Good direct comparison.

    For three years, the Company has used the NASDAQ Industrial Index for comparison in its Proxy Statement. This year, the Company has switched to a "peer group" comparison to attempt to more closely portray comparative stock performance. Because this comparison has only been made for four years in the Proxy Statement, the Company has not yet been able to interpret how executive compensation, or even executive performance, is directly related to the stock performance. To date, there has been no obvious correlation. It is hoped that the new "peer" comparison will reveal a trend in the future. Because Company executives are prohibited from discussing non-public information with investors to prevent unusual influence on stock price, the Company believes the stock price reflects an investor "report card" for management which is hopefully related to revenues and earnings reports periodically issued by the Company. Executive compensation has not previously been tied to stock performance, but this can be a factor used by the Compensation Committee and by management in the future in determining such compensation. The Compensation Committee, however, does not yet feel there are adequate historical data to rely on stock price as a determining factor for executive compensation in 1995 or fiscal 1996.

    As required, this Proxy Statement includes a performance graph on the old basis - a comparison of the Company's stock performance with NASDAQ Industrial and Composite Indices.

                     COMPARISON OF FIVE-YEAR TOTAL RETURN
        AMONG CROWN ANDERSEN INC. PEER GROUP AND NASDAQ COMPOSITE INDEX

                             [GRAPH APPEARS HERE]

                                                              NASDAQ
    MEASUREMENT PERIOD          CROWN                        COMPOSITE
    (FISCAL YEAR ENDED)        ANDERSEN      PEER GROUP        INDEX

    Measurement Point
    Oct 1, 1990                  100             100            100

    Sept 30, 1991                205             111            139

    Sept 30, 1992                174              95            153

    Sept 30, 1993                 89              86            187

    Sept 30, 1994                 83             102            193

    Sept 30, 1995                113             107            249

    Note To Graph Above: Assumes $100 invested on October 1, 1990 in Crown Andersen Common Stock, and an identical amount in the NASDAQ Composite Index or the Peer Group.

           GRAPH ON OLD BASIS - COMPARISON OF FIVE-YEAR TOTAL RETURN
                 AMONG CROWN ANDERSEN, NASDAQ COMPOSITE INDEX
                          AND NASDAQ INDUSTRIAL INDEX

                             [GRAPH APPEARS HERE]


                                               NASDAQ         NASDAQ
    MEASUREMENT PERIOD          CROWN         COMPOSITE     INDUSTRIAL
    (FISCAL YEAR ENDED)        ANDERSEN         INDEX         INDEX

    Measurement Point
    Oct 1, 1990                  100             100            100

    Sept 30, 1991                205             139            164

    Sept 30, 1992                174             153            173

    Sept 30, 1993                 89             187            215

    Sept 30, 1994                 83             193            217

    Sept 30, 1995                113             249            276

    Note To Graph Above: Assumes $100 invested on October 1, 1990 in Crown Andersen Common Stock, and an identical amount in the NASDAQ Composite Index or the NASDAQ Industrial Index.

    There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make nor endorse any predictions as to future stock performance.

    1985 INCENTIVE STOCK OPTION PLAN. The Company's 1985 Incentive Stock Option Plan (the "ISO Plan") was approved by the stockholders of Andersen and Crown on January 28, 1986 and became effective as of January 31, 1986 upon the acquisition by the Company of the outstanding stock of Andersen and Crown. The ISO Plan replaced the prior incentive stock option plans of Andersen and Crown. In December 1987, the Board of Directors approved a First 1987 Amendment to the ISO Plan to parallel amendments to Section 422 of the Code contained in the Tax Reform Act of 1986. The Plan was again amended by shareholder approval at the 1992 Annual Meeting. The ISO Plan is administered by the Option Committee of the Board of Directors.

    The purpose of the ISO Plan is to provide additional incentive to eligible employees of the Company by encouraging them to acquire stock ownership in the Company, thus giving them a proprietary interest in the Company's business and an incentive to remain in the employ of the Company.

    The amended ISO Plan provides for the grant of options intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. Subject to the anti-dilution provisions of the amended ISO Plan, a maximum of 200,000 shares of the Company's Common Stock has been reserved for issuance under the ISO Plan. Incentive stock options may be granted prior to October 2, 1995 up to a maximum of 15 key executive employees of the Company, including officers and directors who are key executive employees of the Company, as the Option Committee of the Board of Directors may select from time to time. In addition to options that may be granted under the ISO Plan to eligible employees from time to time in the discretion of the Option Committee, the Board has adopted two programs pursuant to which options may be granted under the ISO Plan.


    The first such program permitted Messrs. Brady and Hendricks to be granted options under the ISO Plan if certain Company or subsidiary performance objectives were met. If, for any of fiscal 1988, 1989 or 1990, the Company's consolidated after-tax earnings equaled or exceeded $1,000,000 but were less than $1,500,000, each participant was to be granted options to acquire 1,000 shares of Common Stock of the Company. If, for any of fiscal 1988, 1989 or 1990, consolidated after-tax earnings equaled or exceeded $1,500,000 but were less than $2,000,000, each participant was to be granted options to acquire 3,000 shares; if consolidated after-tax earnings equaled or exceeded $2,000,000 but were less than $4,000,000, each participant was to be granted options to acquire 5,000 shares; and if consolidated after-tax earnings were $4,000,000 or greater, each participant was to be granted options to acquire 8,000 shares. If, for fiscal 1991, consolidated after-tax earnings equaled or exceeded $1,500,000, Mr. Brady was to be granted options to acquire a total of 15,000 shares and Mr. Hendricks was to be granted options to acquire a total of 10,000 shares. For fiscal year 1995, a special one-year option plan was adopted for Mr. Brady, Mr. Ton Wagemans (the managing director at Montair), Mr. Milton Emmanuelli, the Company's Chief Financial Officer, and for Mr. Gregory Kenith (Andersen 2000 Inc. president). This plan called for each of the four participants to be granted options of 1,000 shares if after-tax fiscal year earnings in 1995 are $1.0 million; 2,000 shares if they are $1.2 million; 3,000 shares if they are $1.4 million; or 4,000 shares if they are $1.6 million or greater.

    The second program adopted by the Board of Directors permitted key employees of the Company's United States-based subsidiaries who occupied positions in which they could directly influence the profitability of such subsidiaries to be granted options under the ISO Plan if the Company achieved certain consolidated after-tax earnings targets. Potential participants in the program were recommended each year by the chief executive officer of the subsidiary by which they were employed (such chief executive officers were not eligible to participate in the program). The participants recommended by the chief executive officers then were reviewed and approved by the Option Committee of the Board of Directors for participation in the program. If, for any fiscal year during which the program was in effect, the Company's consolidated after-tax earnings equaled or exceeded $1,000,000 but were less than $1,500,000, each participant was to be granted options to acquire 100 shares of Common Stock of the Company. If consolidated after-tax earnings equaled or exceeded $1,500,000 but were less than $2,000,000, each participant was to be granted options to acquire 300 shares. If consolidated after-tax earnings equaled or exceeded $2,000,000 but were less than $4,000,000, each participant was to be granted options to acquire 500 shares. If consolidated after-tax earnings were $4,000,000 or greater, each participant was to be granted options to acquire 800 shares. Additionally, if for fiscal 1991 consolidated after-tax earnings equaled or exceeded $1,500,000, the chief executive officers of the Company's three operating subsidiaries were authorized to grant options to any or all participants in the program for the purchase of an aggregate of up to 15,000 additional shares. If a sufficient number of options was not available under the ISO Plan, options would be granted by the Board of Directors separate from the ISO Plan. An extension of this plan was adopted by the Board of Directors for the fiscal year 1995 for three selected employees.


    Options granted under the ISO Plan represent rights to purchase shares of the Company's Common Stock within a fixed period of time and at a specified price per share (the "exercise price"). The exercise price is an amount equal to the fair market value of the Company's Common Stock on the date the option is granted, unless on such date the optionee owns more than 10% of the outstanding Common Stock in which case the exercise price is equal to 110% of the fair market value of the Common Stock at such time. No employee may be granted incentive stock options under the ISO Plan to the extent that the total shares of Common Stock underlying those options and any other incentive stock options, all of which become exercisable in any calendar year, have a fair market value greater than $100,000 (determined as of the date of grant of the option). The market value of the Company's Common Stock on December 21, 1995 was $7.50 per share. Options are not transferable except by will or the laws of descent and distribution. The Company receives no monetary consideration for the granting of stock options.

    Options may be exercised during a period of up to five years after the date of grant. Payment for stock purchased on the exercise of an option must be made in full at the time the option is exercised and must be made in cash or in shares of Common Stock of the Company. No incentive stock option may be exercised, in whole or in part, except in certain circumstances, subsequent to a date three months after termination of the optionee's employment with the Company or subsidiary or five years from the date of grant of the option. No optionee may sell or otherwise transfer any shares of Common Stock that he obtains by exercising an incentive stock option under the ISO Plan within one year after the date of exercise or within two years after the date of grant.

    The Board of Directors may amend or terminate the ISO Plan at any time, except that no such amendment or termination may affect the rights of holders of outstanding options without their consent nor may any change in the ISO Plan be made without the prior approval of the holders of a majority of the Company's outstanding Common Stock if such change would cause the ISO Plan to fail to qualify as an "incentive stock option plan" pursuant to Section 422 of the Code.

    An option holder has no tax consequences upon issuance or, generally, upon exercise of an incentive stock option. An option holder will recognize income when he sells or exchanges the shares acquired upon exercise of an incentive stock option. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods as required by the ISO Plan. Generally, the requisite holding periods expire two years after the date of grant of the incentive stock option and one year after the date of acquisition of the Common Stock pursuant to exercise of the incentive stock option.

    The use of shares acquired upon exercise of an incentive stock option to pay the exercise price of another incentive stock option will be considered a disposition of the shares. If the option holder transfers any such shares after holding them for the requisite holding periods required by the ISO Plan or transfers shares acquired pursuant to exercise of a non-qualified stock option or on the open market, he generally will not recognize any income upon the exercise. Whether or not the transferred shares were acquired pursuant to an incentive stock option and regardless of how long the option holder has held such shares, the basis of the new shares received pursuant to the exercise will be computed in two steps. In the first step, a number of new shares equal to the number of old shares tendered (in payment of the exercise price) is considered exchanged under Section 1036 of the Code and the rulings thereunder; these new shares receive the same basis that the option holder had in the old tendered shares and the amount of cash paid for the new shares, if any. In the second step, the number of new shares received by the option holder in excess of the old tendered shares receives a basis of zero.

    Finally, the amount by which the fair market value of a share of the Common Stock at the time of exercise of the incentive stock option exceeds the exercise price will be included in determining an option holder's alternative minimum taxable income and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

    There are no tax consequences to the Company upon issuance or, generally, upon exercise of an incentive stock option.

    As noted above, if a sufficient number of options is unavailable under the ISO Plan to satisfy the obligations of the Company under the two programs described above, the Board of Directors shall grant options separate from the ISO Plan (i.e., non-qualified stock options). Neither the Company nor the optionee will have any income tax consequences upon the issuance of non-qualified stock options. Generally, when an optionee exercises non-qualified stock options, the optionee recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. For the Company's tax year in which ends the calendar year in which the optionee exercises the option, the Company generally will have a deduction in the same amount as the ordinary income recognized by the optionee. If an optionee exercises a non-qualified stock option by paying the option price with previously acquired Common Stock, the optionee will recognize income (relative to the new shares he is receiving) in two steps. In the first step, a number of new shares equivalent to the number of old shares tendered (in payment of the non-qualified stock option exercised) will be considered to have been exchanged in accordance with Section 1036 of the Code and the rulings thereunder, and no gain or loss will be recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the optionee will recognize income on those new shares equal to their fair market value on the date of exercise less any taction consideration tendered.

    No options were granted or exercised under the ISO Plan during or for the fiscal year ended September 30, 1989. During the fiscal year ended September 30, 1990, Jack C. Hendricks exercised options under the ISO Plan for the purchase of 20,000 shares of Common Stock at an exercise price of $6.00 per share. The net value of such options (market value less exercise price) to Mr. Hendricks on the respective dates of exercise totaled $36,250. Also during fiscal 1990, one non-executive employee exercised options under the ISO Plan for the purchase of 6,000 shares of Common Stock at an exercise price of $6.00 per share. The net value of such options on the date of exercise was $10,875. No options were granted under the ISO Plan during the fiscal year ended September 30, 1990. On December 13, 1990, options for the purchase of 1,000 shares of Common Stock of the Company at an exercise price of $7.50 per share were granted under the first program described above to each of Messrs. Brady, Hendricks and van Stratum, options for the purchase of 100 shares of Common Stock of the Company at an exercise price of $7.50 per share were granted on such date under the second program described above to one executive officer and options for the purchase of a total of 600 shares of Common Stock of the Company at an exercise price of $7.50 per share were granted on such date under the second program described above to all other eligible employees as a group, in each case based upon the Company's consolidated after-tax earnings in fiscal 1990.

    On December 19, 1991, under the first program described above, options for the purchase of 15,000 shares of Common Stock of the Company at an exercise price of $12.875 per share were granted to Mr. Brady and options for the purchase of 10,000 shares of Common Stock of the Company at an exercise price of $12.875 per share were granted to Messrs. Hendricks and van Stratum based upon the Company's consolidated after-tax earnings in fiscal 1991. Also on such date, under the second program described above options for the purchase of 1,300 shares of Common Stock of the Company at an exercise price of $12.875 per share were granted to the unnamed executive officer included in the group of executive officers shown in the cash compensation table and options for the purchase of a total of 14,800 shares of Common Stock of the Company at an exercise price of $12.875 per share were granted to all other eligible employees as a group, in each case based upon the Company's consolidated after-tax earnings in fiscal 1991.

    On December 16, 1992, under the first program described above, options for the purchase of 3,000 shares each of Common Stock of the Company at an exercise price of $12.125 per share were granted to Messrs. Brady and Hendricks, based upon the Company's consolidated after-tax earnings in fiscal 1992. Also on such date, under the second program described above, options for the purchase of 300 shares each of Common Stock of the Company at an exercise price of $12.125 per share were granted to ten eligible employees, in each case based upon the Company's consolidated after-tax earnings in fiscal 1992.

    On December 19, 1994, options for the purchase of 47,000 shares of Common Stock of the Company at an exercise price of $6.125 per share were granted by the Board of Directors to eleven eligible employees of the two continuing operating divisions. Neither Mr. Brady nor Mr. Hendricks were included in this group of eleven employees.

    All of Mr. Hendricks' options were terminated on December 31, 1994, after the sale of the plastics businesses.

    On December 13, 1995, options to purchase 1,300 shares at $7.50 per share expired, including options to purchase 1,000 shares granted to Mr. Brady.

    On December 21, 1995, options to purchase 2,000 shares each of common stock at a price of $7.50 were granted to seven individuals, including Mr. Brady, Mr. Emmanuelli, Mr. Kenith, Mr. Wagemans, and three other employees.

    As noted, the maximum aggregate number of shares of Common Stock which may be issued under the ISO Plan currently is 200,000, and as of January 1, 1996, 125,000 shares remained available for issuance under the ISO Plan.

    CASH INCENTIVE PROGRAM. In December 1987, the Board of Directors approved the Crown Andersen Inc. Cash Incentive Program for Key Employees, which first became effective for the fiscal year ended September 30, 1988. Pursuant to the Cash Incentive Program, the Compensation Committee of the Board of Directors annually selects key employees of the Company's subsidiaries, based on the recommendation of the chief executive officer of the respective subsidiaries, to participate in the Cash Incentive Program. Under the Cash Incentive Program, an amount of cash is set aside following each fiscal year equal to 10% of the amount by which the after-tax earnings, if any, of each subsidiary for the fiscal year exceeded the target earnings for the subsidiary for such year as established in advance by management. Each participating employee is then eligible to receive a portion of such cash amount equal to the percentage which such employee's earnings for the fiscal year bear to the earnings of all participating employees of the subsidiary for the fiscal year.

    SAVINGS INVESTMENT PLAN. The Crown Andersen Inc. Savings Investment Plan (the "SIP") was adopted by the Board of Directors of the Company on May 9, 1988. The purpose of the SIP is to provide eligible employees of the Company and its subsidiaries with an opportunity to accumulate savings on a pre-tax basis for their future security.

    All employees (except leased employees or certain employees who are members of a collective bargaining unit) of the Company and any subsidiaries of the Company that have adopted the SIP (the Company and such subsidiaries are referred to herein singularly as the "Participating Company" and collectively as the "Participating Companies") who have satisfied certain standards as to hours of service and who have completed a full year of service with the Participating Companies are eligible to participate in the SIP. The SIP is a qualified, contributory profit sharing plan.


    A participant may contribute, on a pre-tax basis, up to 15% of his compensation to the SIP. The Participating Companies will make an annual matching contribution to the SIP equal to 30% of the amount of the participant's first 6% pre-tax contributions and 10% of the next 1% pre-tax contributions, up to a maximum of 7% of a participant's compensation. Any matching contribution will be allocated to the accounts of participants who made pre-tax contributions. If necessary to maintain the SIP's qualified status, the Participating Companies may make additional contributions to the accounts of lower-paid participants, which will be allocated on a per capita basis among such lower-paid participants.


    All pre-tax contributions by participants and the Participating Companies' additional contributions to the SIP are always 100% vested. The Participating Companies' matching contributions become 50% vested as of the last day of the plan year in which these contributions were made and become 100% vested if the participant remains continuously employed with the Participating Companies for one additional year (or in certain cases separates from service in the additional year). The matching contributions credited to a participant's account may become 100% vested prior to his completion of such additional year if the Company terminates the SIP or if the participant reaches age 65, has completed five years of service with a Participating Company, dies or becomes eligible for long-term disability benefits from a Participating Company while an employee thereof.

    Except in certain limited circumstances, participants may not receive distributions from the SIP until their death, disability or termination of employment with the Participating Companies. Each distribution is made in the form of a single lump sum cash payment.

    Mr. Jack D. Brady is the Trustee of the trust maintained pursuant to the SIP and Merrill Lynch is the custodian of the funds. The Trustee invests the amounts credited to participants' accounts in accordance with the SIP and the Trust Agreement. The SIP is administered by a committee elected by the Board of Directors.

    During the fiscal year ended September 30, 1989, the Company made matching contributions to the SIP as follows: Mr. Brady - $1,370; Mr. Hendricks - $1,207; all executive officers as a group - $3,515; and all other employees as a group - $15,388. During the fiscal year ended September 30, 1990, the Company made matching contributions to the SIP as follows: Mr. Brady - $1,662; Mr. Hendricks - $1,294; all executive officers as a group - $3,781; and all other employees as a group - $18,211. During the fiscal year ended September 30, 1991, the Company made matching contributions to the SIP as follows: Mr. Brady - $1,644; Mr. Hendricks - $1,201; all executive officers as a group - $3,706; and all other employees as a group -$9,895. During the fiscal year ended September 30, 1992, the Company made matching contributions to the SIP as follows: Mr. Brady - $1,261; Mr. Hendricks - $1,106; all executive officers as a group - $2,367; and all other employees as a group - $10,186. During fiscal year ended September 30, 1993, the Company made matching contributions to the SIP as follows: Mr. Brady - $1,748; Mr. Hendricks - $1,752; all executive officers as a group - $3,500; and all other employees as a group - $17,494. During fiscal year ended September 30, 1994, the Company made matching contributions to SIP as follows: Mr. Brady - $1,637; Mr. Hendricks - $1,543; all executive officers as a group
- $3,180; and all other employees as a group - $15,454. During fiscal year ended September 30, 1995, the Company made matching contributions to SIP as follows: Mr. Brady - $1,688; Mr. Hendricks - $1,272; all executive officers as a group - $2,960; and all other employees as a group - $15,335.

    OTHER EXECUTIVE COMPENSATION. During fiscal 1995, Andersen provided Mr. Brady and two other officers of Andersen each with the use of a company owned automobile. Andersen also paid an annual premium of $306 to maintain a $100,000 term insurance policy on Mr. Brady's life. The proceeds of this policy are payable to Mr. Brady's estate. Andersen also paid an annual premium of $4,653 to maintain a $200,000 face amount whole life insurance policy on Mr. Brady's life. The proceeds of the latter policy currently are also payable to Mr. Brady's estate and Mr. Brady has the right to personally acquire the policy at any time upon assumption by him of any unpaid premiums.

    Except as described above, no executive officer named in the cash compensation table nor the executive officers of the Company as a group received from the Company or any of its subsidiaries personal benefits or any other compensation which exceeded 10% of the compensation reported in the cash compensation table above for such person or group.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    During the fiscal year ended September 30, 1995, Andersen paid Astec Industries, Inc. $2,092,332 for subcontract manufacturing for Andersen. Andersen is committed to pay Astec approximately $1.2 million during fiscal 1996. J. Don Brock, who is a director of the Company, is Chairman of the Board, President and Chief Executive Officer of Astec Industries, Inc.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors of the Company has appointed the firm of BDO Seidman, LLP to serve as independent accountants of the Company for the fiscal year ending September 30, 1996 and has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. BDO Seidman, LLP has served as independent accountants of the Company since its incorporation in 1985, of Andersen since 1978 and of Crown since 1985 and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of BDO Seidman, the Board of Directors will reconsider the appointment.

    Representatives of BDO Seidman, LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

                     DIRECTOR AND OFFICER INDEMNIFICATION

    The indemnification by a corporation of its directors and officers is a valuable incentive used to attract and maintain individuals of the highest quality to serve as corporate directors and officers. At a regular meeting of the Board of Directors held on December of 1994, the Executive Committee directed Jack Brady to review the corporation's policies regarding the indemnification by the corporation of its officers and directors for their conduct arising out of their service to the corporation. It was suggested by the corporation's legal counsel that the provisions of the corporate bylaws regarding such indemnification be modified to reflect recent legal precedent under Delaware law, and to provide for the broadest indemnification of corporate officers and directors permissible under the General Corporation Law of the State of Delaware. In May of 1995, at a regular meeting of the Board of Directors, the corporation passed a resolution by which the Board would seek Shareholder approval at the 1996 Annual Shareholders Meeting of its proposal to amend the corporation's Certificate of Incorporation, pursuant to Section 242(a) of the General Corporation Law of the State of Delaware, to add the following provision to the Certificate of Incorporation:

                           XII.  AMENDMENT OF BYLAWS
                                 -------------------

                The Board of Directors shall have the power to adopt, amend, or repeal the corporation's Bylaws, pursuant to Section 109 of the General Corporation Law of the State of Delaware.

Pending shareholder approval of this proposal, the Board would, at the next regularly scheduled meeting of the Board of Directors following the 1996 Annual Shareholders Meeting, amend the Bylaws by replacing Article X, Section 1 of the Bylaws with the following provision:

Section 1. The Corporation shall indemnify, in the manner and to the fullest extent now or hereafter permitted by the General Corporation Law of the State of Delaware, any person (or the estate of any person) who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether or not by or in the right of the Corporation, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director, officer or General Counsel of the Corporation, or is or was serving at the request of the Corporation as a director, officer or General Counsel of another corporation, partnership, joint venture, trust or other enterprise. The indemnification provided herein shall be made if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been determined to be liable for gross negligence or willful misconduct in the performance of his duty to the Corporation. Such determination may be made by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum). To the full extent permitted by law, the indemnification provided herein shall include expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement, and, in the manner provided by law, any such expenses may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding. The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other employee for any such expenses to the full extent provided by the law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to act in another capacity while holding such office. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such person against any liability which may be asserted against him.

    The aforesaid amendment to the Company's Certificate of Incorporation, if approved, would in no way limit or restrict the shareholders' right to propose, amend, or repeal the Company's bylaws under Delaware law. The Company is not aware of any action or event that may cause the Company to indemnify any director or officer.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

    STOCKHOLDERS' PROPOSALS FOR 1997 ANNUAL MEETING

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders should be submitted by certified mail, return receipt requested, and must be received by the Company at its headquarters in Peachtree City, Georgia on or before September 20, 1996 to be eligible for inclusion in the Company's proxy statement and form of proxy card relating to that meeting.

      OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

    The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders which properly may come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the proxy cards in accordance with their judgment of what is in the best interest of the Company.

                        By Order of the Board of Directors.



                        RANDALL H. MORGAN
                        Secretary


Peachtree City, Georgia
January 11, 1996

                        ____________________

    The Company's 1995 Annual Report, which includes audited financial statements, has been mailed to stockholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                              CROWN ANDERSEN INC.
        THIS REVOCABLE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
                            THE 1996 ANNUAL MEETING

   The undersigned hereby appoints Jack D. Brady and Milton Emmanuelli, and each of them, proxies, with full powers of substitution, to act for and in the name of the undersigned to vote all shares of Common Stock of Crown Andersen Inc. (the "Company") which the undersigned is entitled to vote at the 1996 Annual Meeting of Stockholders, to be held at the headquarters of the Company, 306 Dividend Drive, Peachtree City, Georgia, on Wednesday, February 21, 1996 at 10:00 a.m., local time, and at any and all adjournments thereof, as indicated below.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

   1. The election as directors of the six nominees listed below to serve until the next Annual Meeting of Stockholders and until their successors are elected and qualified (except as marked to the contrary below).

         [ ]  FOR all nominees listed              [ ]  WITHHOLD AUTHORITY
              below (except as marked to                to vote for all nominees
              the contrary below)                       listed below

   INSTRUCTION: TO WITHHOLD YOUR VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.
   Richard A. Beauchamp, Jack D. Brady, J. Don Brock, Robert Dressler, Jack C. Hendricks, M. Timothy Yonker

   2. The ratification of the appointment of BDO Seidman, LLP as independent accountants of the Company for the fiscal year ending September 30, 1996.

                 [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

   3. The amendment of the Certificate of Incorporation of the Company to allow Directors to amend the Bylaws.

                 [ ]  FOR      [ ]  AGAINST      [ ]  ABSTAIN

   In their discretion, the proxies are authorized to vote upon such other business as properly may come before the Annual Meeting and any adjournments thereof.

     THIS PROXY CARD WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE PROXIES "FOR" THE ELECTION OF ALL NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSAL 2 AND PROPOSAL 3. If any other business is properly presented at the Annual Meeting, this proxy card will be voted by the proxies in accordance with their judgment of what is in the best interest of the Company. At the present time, the Board of Directors knows of no other business to be presented to a vote of the stockholders at the Annual Meeting.

     If the undersigned elects to withdraw this proxy card on or before the time of the Annual Meeting or any adjournments thereof and notifies the Secretary of the Company at or prior to the Annual Meeting of the decision of the undersigned to withdraw this proxy card, then the power of said proxies shall be deemed terminated and of no further force and effect. If the undersigned withdraws this proxy card in the manner described above and prior to the Annual Meeting does not submit a duly executed and subsequently dated proxy card to the Company, the undersigned may vote in person at the Annual Meeting all shares of Common Stock of the Company owned by the undersigned as of the record date (January 5, 1996).

                                          Please mark, date and sign exactly as
                                          your name appears on this proxy card.
                                          When shares are held jointly, both
                                          holders should sign.  When signing as
                                          attorney, executor, administrator,
                                          trustee or guardian, please give your
                                          full title.  If the holder is a
                                          corporation or partnership, the full
                                          corporate or partnership name should
                                          be signed by a duly authorized
                                          officer.

                                          ------------------------------------
                                                       Signature


                                          ------------------------------------
                                            Signature (if shares held jointly)

                                         Date:                           , 1996
                                               --------------------------